Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Provides Fourth Quarter 2012 Sandy Catastrophe Loss Estimate

HAMILTON, Bermuda, December XX, 2012—American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced its preliminary estimate for fourth quarter 2012 catastrophe losses, after reinsurance and reinstatement premium, of between $6 and $7 million, after tax. These losses relate to Superstorm Sandy and impacted each of the Company’s E&S, ART and Assumed Reinsurance divisions. The Company’s ultimate losses from this event may differ materially from its current estimate due to the complexities of the event and the ongoing development of information.

ASI is scheduled to release fourth quarter and full year 2012 results following the market close on Wednesday, March 6, 2013, with a subsequent dial-in analyst conference call on Thursday, March 7, 2013, at 9:00 a.m. Eastern.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, and are subject to change based on various factors. For additional factors, which could influence the results of the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908